CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information constituting part of Post-Effective Amendment No. 42 to the Registration Statement on Form N-1A of Daily Money Fund: U.S. Treasury Portfolio and Money Market Portfolio, of our reports dated December 2, 1996 on the financial statements and financial highlights included in the October 31, 1996 Annual Reports to Shareholders of Daily Money Fund: U.S. Treasury Portfolio - Initial Class and Money Market Portfolio - Initial Class and Daily Money Fund: U.S. Treasury Portfolio - Class B.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information.
COOPERS & LYBRAND L.L.P.
Dallas, Texas
December 16, 1996